Footnote 1 to Form 4 filed by Wendell H. Murphy on January 25, 2010

On January 22, 2010, the reporting person settled a variable prepaid forward agreement (the
"Agreement") that was entered into on June 19, 2006 with an unaffiliated third party purchaser.  The
Agreement obligated the reporting person to deliver to the purchaser up to 174,762 shares of SFD common stock (or, at the reporting person's election, an equivalent amount of cash) on the scheduled valuation date (January 22, 2010).  In exchange for assuming this obligation, the reporting person received a cash payment of $3,954,039.20 as of the date of entering into the Agreement.  The reporting person pledged 174,762 shares of SFD common stock (the "Pledged Shares") to secure his obligations under the contract, and retained dividend and voting rights in the Pledged Shares during the term of the pledge.  The Agreement provided that the number of shares of SFD common stock that the reporting person would be obligated to deliver to the purchaser on the scheduled valuation date would be determined as follows:  (a) if the volume weighted average price of SFD common stock (the "Final Price") on the scheduled valuation date was less than or equal to $26.4778 (the
"Floor Price"), the reporting person would deliver to the purchaser all of the Pledged Shares; (b) if the Final Price on the scheduled valuation date was between the Floor Price and $33.0973 (the "Cap
Price"), the reporting person would deliver to the purchaser a number of shares of SFD common stock as determined by reference to a formula specified in the Agreement; and (c) if the Final Price on the scheduled valuation date was greater than the Cap Price, the reporting person would deliver to the purchaser a number of shares of SFD common stock as determined by reference to a formula specified in the Agreement.  The Final Price on the scheduled valuation date was $16.3999.
Accordingly, the reporting person transferred to the purchaser 174,762 of the Pledged Shares to settle his obligation under the Agreement.